Exhibit 99.1

Contacts:

John W. Smolak	Scott M. Tsujita
EVP CFO & Chief Administrative Officer	SVP Finance, Treasury & Investor Relations
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-4750	Phone: 602-504-5161
Email: jsmolak@hypercom.com	Email: stsujita@hypercom.com

FOR IMMEDIATE RELEASE

HYPERCOM CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS

Highlights:

•	Fourth quarter net income of $8.7 million or $0.17 per diluted share (including a $6 million net gain on the sale of assets related to discontinued operations), exceeds prior year comparable results of $1.2 million or $0.03 per diluted share;

•	Fourth quarter income from continuing operations of $5.9 million, and income before discontinued operations of $2.8 million, exceeds prior year comparatives of $2.7 million and $0.8 million, respectively;

•	Full year revenue of $231.5 million, income from continuing operations of $13.0 million, and adjusted EBITDA from continuing operations of $21.8 million, all within previously issued guidance;

•	Cash and short term investments increased to $82.8 million on $23.5 million positive cash flow from operations for the year and $30 million in proceeds from the sale of Golden Eagle Leasing.

PHOENIX, February 6, 2004-Hypercom Corporation (NYSE: HYC) a leading global supplier of electronic payment solutions, today announced financial results for the three months and fiscal year ended December 31, 2003.

The Company announced that fourth quarter profitability exceeded prior year comparative results and that 2003 full year results were within the range of the most recently issued guidance. The Company reported fourth quarter income from continuing operations of $5.9 million and income before discontinued operations of $2.8 million, as compared to fourth quarter street estimates of $4.6 million and $2.9 million, and prior year fourth quarter actual results of $2.7 million and $0.8 million, respectively. The fourth quarter year over year increase in profitability was achieved on increased consolidated net revenue of $63.4 million versus $61.9 million, and reflected an improved gross margin of 42.4% versus 35.1%. The improvement is a consequence of a focus on profitable revenues, greater operational efficiencies and product cost reductions. “The Company continues to focus and deliver on gross margin improvement, operating expense management, and the bottom line” stated Chairman and CEO Chris Alexander. “We have improved our manufacturing, labor and overhead efficiencies, re-

engineered our product designs, and renegotiated our component costs, while at the same time maintaining our high level of features and functionality. As a result, we have been able to sequentially improve our quarterly income from continuing operations and net income throughout 2003.”

Fourth quarter net income of $8.7 million or $0.17 per fully diluted share, included income from discontinued operations of $6.0 million and compares to net income of $1.2 million or $0.03 per fully diluted share in the prior year. Income from discontinued operations included a $7.0 million gain from the sale of the assets of the Golden Eagle Leasing unit, which was netted against a $1.0 million loss related to other previously disclosed discontinued operations. The Company does not anticipate further losses from these discontinued operations. In accordance with GAAP, prior period results have been reclassified to uniformly reflect discontinued operations in all comparative periods.

On a full year basis, the Company had income before discontinued operations of $4.0 million in 2003 versus a loss of $24.5 million in 2002 on current year revenues of $231.5 million compared to $245.0 million in the prior year. The full year profitability improvement reflects an improved gross margin of 41.5% vs. 37.3% in 2002. Additionally, the Company incurred no restructuring, debt extinguishment and deferred tax asset valuation charges in 2003 as compared to the $25.1 million of such charges in the prior year. The Company also had significant improvements in interest and foreign currency expense due to a reduced debt level and an aggressive hedging program designed to mitigate currency losses. The Company had full year net income of $11.2 million, or $0.22 per diluted share, compared to a loss of $61.1 million, or -$1.32 per diluted share for the prior year. The Company successfully improved its working capital management as the Company generated cash flow from operations of $23.5 million and increased its net working capital from $128.2 million at December 31, 2002 to $156.7 million at December 31, 2003.

The Company closed the quarter with a sales backlog of $57.0 million, versus $69.9 million as of September 30, 2003, and $77.4 million as of December 31, 2002. Backlog fluctuates seasonally and due to the timing of new annual contracts with significant customers.

The Company continued to strengthen its balance sheet during the quarter, as cash and short-term investment balances increased to $82.8 million at December 31, 2003, compared to $51.1 million at September 30, 2003, and $29.8 million at December 31, 2002. Concurrently, the Company continued to reduce its long-term debt, primarily comprised of building mortgage financing, from $11.1 million at September 30, 2003 to $9.9 million at December 31, 2003. During the fourth quarter, stockholders’ equity increased by $8.6 million to $204.3 million at December 31, 2003.

Operational Highlights

During the quarter the Company announced several new initiatives and collaborations related to its products including:

•	The four largest Chinese banks and the largest Chinese payment network have all officially selected Hypercom as a preferred payment technology provider, enabling the Company to bid for POS contracts with each;

•	A strategic partnership with Diebold, Incorporated to distribute Hypercom’s outdoor payment technology to drive-up pharmacies in the US and Canada;

•	The launch of “Optimum”, a portfolio of 32-bit, high security, multi-application POS products including the T2100 PIN-entry hand-over version and the M2100 wireless (GPRS and GSM) mobile version for restaurants, stadiums, airports, theatres, and hotels;

•	Released the “S9”, a high security payment device that reads both smart and magnetic stripe cards and can be used as a hand-over or countertop PIN-entry device to enable merchants to take advantage of increased PIN-based card transactions.

FY 2004 Outlook

Reflecting the longer-term perspective of the Company’s revenue model, the Company will provide guidance on a full year basis. The current outlook for 2004 is as follows:

	2004 Guidance	Growth

Net Revenue	$254.0 - 266.0 mm	+ 10-15%
Income from Continuing Operations	$21.0 - 25.5 mm	+ 61-96%
Adjusted EBITDA from Continuing Operations	$29.5 - 34.0 mm	+ 35-56%

Forward guidance is predicated on a stable worldwide economy.

Hypercom’s conference call to discuss the financial results for the period ended December 31, 2003, will be held on Friday, February 6, 2004, at 10 a.m. EDT (8 a.m. Phoenix time). The conference call will be simultaneously webcast at Hypercom’s Web site, www.hypercom.com and will also be available after the call has concluded in the investor relations section under “audio.archive”.

About Hypercom (www.hypercom.com)
Celebrating 26 years of technology excellence, innovation and industry leadership, Hypercom Corporation (NYSE: HYC) is a leading global provider of electronic payment solutions that add value at the point-of-sale for consumers, merchants and acquirers, and yield increased profitability for its customers.

Hypercom’s products include secure web-enabled information and transaction terminals that work seamlessly with its networking equipment and software applications for e-commerce, m-commerce, smart cards and traditional payment applications. Hypercom’s widely-accepted Internet-enabled, consumer-activated and EMV-approved touch-screen ICE™ (Interactive Consumer Environment) information and transaction terminals enable acquirers and merchants to decrease costs, increase revenues and improve customer retention.

Headquartered in Phoenix, Arizona, Hypercom has shipped more than six million terminals in over 100 countries, which conduct over 10 billion transactions annually.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding the Company’s anticipated financial performance, projections regarding future revenue, operating profits, net income, cash flows, and losses from discontinued operations. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom Corporation with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks related to our indebtedness and compliance with restrictions and financial covenants in our loan agreements; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise this statement regarding forward-looking statements to reflect future developments. In addition, we do not undertake and specifically disclaim any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

The Company does not endorse any projections regarding future performance that may be made by third parties.

####

Hypercom is a registered trademark of Hypercom Corporation. ICE is a trademark of Hypercom.

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

(amounts in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$63,414	$61,949	$231,514	$244,965
Costs and expenses:
Costs of revenue	36,528	40,196	135,484	153,609
Research and development	6,244	5,986	24,163	24,744
Selling, general and administrative	14,722	13,088	58,832	57,888
Restructuring charges	—	—		4,434
Total costs and expenses	57,494	59,270	218,479	240,675

Income from continuing operations	5,920	2,679	13,035	4,290
Interest income	171	43	382	253
Interest expense	(691)	(722)	(2,474)	(4,207)
Loss on early extinguishment of debt	—	—	—	(2,618)
Other income (expense)	(23)	(201)	(113)	295
Foreign currency loss	(891)	(349)	(2,751)	(6,062)

Income (loss) before income taxes, discontinued operations, and cumulative effect of change in accounting principle	4,486	1,450	8,079	(8,049)
Provision for income taxes	(1,734)	(642)	(4,114)	(16,453)

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	2,752	808	3,965	(24,502)
Income (loss) from discontinued operations, net of tax expense of $4.0 million for the twelve months ended December 31, 2002	5,991	410	7,233	(14,816)
Cumulative effect of change in accounting principle	—	—	—	(21,766)

Net income (loss)	$8,743	$1,218	$11,198	$(61,084)

Basic income (loss) per share:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$0.06	$0.02	$0.08	$(0.53)
Income (loss) from discontinued operations	0.12	0.01	0.15	(0.32)
Cumulative effect of change in accounting principle	—	—	—	(0.47)

Basic income (loss) per share	$0.18	$0.03	$0.23	$(1.32)

Diluted income (loss) per share:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$0.05	$0.02	$0.08	$(0.53)
Income (loss) from discontinued operations	0.12	0.01	0.14	(0.32)
Cumulative effect of change in accounting principle	—	—	—	(0.47)

Diluted income (loss) per share	$0.17	$0.03	$0.22	$(1.32)

Adjusted EBITDA:
Adjusted EBITDA from continuing operations	$8,019	$5,101	$21,805	$18,685
Adjusted EBITDA from discontinued operations	5,991	1,129	10,698	2,365

Total adjusted EBITDA	$14,010	$6,230	$32,503	$21,050

Adjusted EBITDA per basic share	$0.28	$0.13	$0.66	$0.46
Adjusted EBITDA per diluted share	$0.27	$0.13	$0.65	$0.43
Basic shares outstanding	49,874	48,012	49,146	46,142
Diluted shares outstanding	51,444	48,235	50,351	48,426
Capital Expenditures	$1,003	$803	$4,319	$6,017

See Note 1 regarding the Company’s discontinued operations.

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(amounts in thousands, except per share data)

	For the Quarter Ended

	March 30, 2003	June 30, 2003	September 30, 2003	December 31, 2003

Net revenue	$49,796	$58,899	$59,405	$63,414
Costs and expenses:
Costs of revenue	29,876	34,979	34,101	36,528
Research and development	5,813	6,422	5,684	6,244
Selling, general and administrative	15,055	14,708	14,347	14,722

Total costs and expenses	50,744	56,109	54,132	57,494

Income (loss) from continuing operations	(948)	2,790	5,273	5,920
Interest income	50	97	64	171
Interest expense	(592)	(544)	(647)	(691)
Other income (expense)	(157)	68	(1)	(23)
Foreign currency loss	(463)	(483)	(914)	(891)

Income (loss) before income taxes and discontinued operations	(2,110)	1,928	3,775	4,486
Provision for income taxes	(690)	(952)	(738)	(1,734)

Income (loss) before discontinued operations	(2,800)	976	3,037	2,752
Income (loss) from discontinued operations	770	(484)	956	5,991

Net income (loss)	$(2,030)	$492	$3,993	$8,743

Basic income (loss) per share:
Income (loss) before discontinued operations	$(0.06)	$0.02	$0.06	$0.06
Income (loss) from discontinued operations	0.02	(0.01)	0.02	0.12

Basic income (loss) per share	$(0.04)	$0.01	$0.08	$0.18

Diluted income (loss) per share:
Income (loss) before discontinued operations	$(0.06)	$0.02	$0.06	$0.05
Income (loss) from discontinued operations	0.02	(0.01)	0.02	0.12

Diluted income (loss) per share	$(0.04)	$0.01	$0.08	$0.17

Adjusted EBITDA:
Adjusted EBITDA from continuing operations	$1,270	$5,084	$7,432	$8,019
Adjusted EBITDA from discontinued operations	1,448	1,344	1,915	5,991

Total adjusted EBITDA	$2,718	$6,428	$9,347	$14,010

Adjusted EBITDA per basic share	$0.06	$0.13	$0.19	$0.28
Adjusted EBITDA per diluted share	$0.06	$0.13	$0.18	$0.27
Basic shares outstanding	48,043	48,829	49,811	49,874
Diluted shares outstanding	48,723	49,966	51,243	51,444

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

(amounts in thousands)	December 31, 2003	December 31, 2002
	(unaudited)

ASSETS
Cash and cash equivalents	$65,415	$23,069
Restricted cash	—	6,777
Short-term investments	17,400	—
Accounts receivable, net	55,252	54,320
Current portion of net investment in direct financing leases	—	11,812
Current portion of net investment in sales-type leases	10,477	9,774
Inventories, net	42,262	46,406
Income tax receivable	—	9,118
Prepaid expenses and other current assets	14,621	16,486
Assets of discontinued operations held for sale	—	8,834

Total current assets	205,427	186,596
Property, plant and equipment, net	28,217	30,214
Net investment in direct financing leases	—	15,392
Net investment in sales-type leases	18,542	11,213
Intangible assets, net	3,731	4,633
Other long-term assets	8,651	10,812

Total assets	$264,568	$258,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$21,733	$20,553
Accrued payroll and related expenses	8,267	6,419
Accrued sales and other taxes	6,359	7,187
Accrued liabilities	7,534	6,572
Deferred revenue	2,044	1,999
Income taxes payable	1,690	1,707
Current portion of long-term debt	1,058	13,331
Liabilities of discontinued operations held for sale	—	649

Total current liabilities	48,685	58,417
Long-term obligations	11,584	12,471

Total liabilities	60,269	70,888
Stockholders’ equity	204,299	187,972

Total liabilities and stockholders’ equity	$264,568	$258,860

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

(amounts in thousands)

	Three-Months Ended	Twelve-Months Ended
	December 31, 2003	December 31, 2003

Cash flows from operating activities:
Net income from continuing operations	$2,752	$3,965
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs	196	869
Depreciation/Amortization	2,122	8,883
Bad debt expense	723	1,972
Provision for losses on sales-type leases	—	705
Provision for excess and obsolete inventory	1,587	4,668
Foreign currency loss	892	2,752
Changes in operating assets and liabilities	(1,309)	(273)

Net cash provided by operating activities	6,963	23,541

Cash flows from investing activities:
Proceeds from the sale of discontinued operations, net of purchase price adjustments	28,473	32,512
Purchases of marketable securities	(66,696)	(76,696)
Proceeds from the sale or maturity of marketable securities	59,323	59,323
Acquisition of other assets	(555)	(1,590)
Purchase of property, plant, & equipment	(1,003)	(4,319)

Net cash provided by investing activities	19,542	9,230

Cash flows from financing activities:
Repayment of bank notes payable and other debt instruments	(1,326)	(2,415)
Advances from discontinued operations	—	294
Proceeds from issuance of common stock	158	5,398
Purchase of treasury stock	(271)	(271)

Net cash (used in) provided by financing activities	(1,439)	3,006

Effect of exchange rate changes on cash	262	728

Net increase in cash flows from continuing operations	25,328	36,505
Net (decrease) increase in cash flows from discontinued operations	(1,002)	5,841
Cash & cash equivalents, beginning of period	41,089	23,069

Cash & cash equivalents, end of period	$65,415	$65,415

Note 1: Discontinued Operations

The Company sold its direct finance lease subsidiary effective October 1, 2003 and recorded a gain, net of severance and other exit costs, of approximately $7.0 million. As a result, the net operating results of Golden Eagle are reported within discontinued operations for the three and twelve months ended December 31, 2003 and 2002.

In addition, during the fourth quarter 2003, the Company recorded net losses of $1.0 million, principally representing uncollectable accounts receivable balances. These balances were previously sold as part of our disposition of an operating unit and were returned by the purchaser in accordance with the asset purchase agreement entered into during the second quarter 2003.

Note 2: Reconciliation of Non-GAAP Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Corporation has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA is presented in the earnings release because management believes that it is of interest to its investors. The Corporation defines adjusted EBITDA as earnings before interest, income taxes, depreciation, and amortization, adjusted to exclude foreign currency gains and losses, and certain other material non-cash unusual or infrequently occurring items. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered as a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.

Below is a reconciliation of income (loss) before taxes, discontinued operations, and cumulative effect of change in accounting principle to adjusted EBITDA from continuing operations (amounts in thousands):

	Three Months Ended		Twelve Months Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Adjusted EBITDA from continuing operations:
Income (loss) before income taxes, discontinued operations, and cumulative effect of change in accounting principle	$4,486	$1,450	$8,079	$(8,049)
Noncash restructuring expense	—	—	—	3,572
Depreciation expense	1,606	1,756	6,429	7,358
Amortization expense	516	867	2,454	3,171
Foreign currency loss	891	349	2,752	6,062
Loss on early extinguishment of debt	—	—	—	2,618
Interest	520	679	2,091	3,953

Adjusted EBITDA from continuing operations	$8,019	$5,101	$21,805	$18,685

Below is a reconciliation of the income (loss) from discontinued operations to adjusted EBITDA from discontinued operations (amounts in thousands):

	Three Months Ended		Twelve Months Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Adjusted EBITDA from discontinued operations:
Income (loss) from discontinued operations	$5,991	$410	$7,233	$(14,816)
Income tax expense	—	—	—	3,950
Noncash asset write-downs	—	—	1,363	8,044
Depreciation expense	—	175	1,076	1,039
Amortization expense	—	—	—	1,899
Foreign currency (gain) loss	—	73	70	(224)
Interest	—	471	956	2,473

Adjusted EBITDA from discontinued operations	$5,991	$1,129	$10,698	$2,365